N. BLUMENFRUCHT
                      CERTIFIED PUBLIC ACCOUNTANT
                         1040 EAST 22ND STREET
                          BROOKLYN, NY  11210
                            (718) 692-2743



                              March 6, 1997



SECURITIES & EXCHANGE COMMISSION
450 FIFTH ST. NW
WASHINGTON D.C. 20549


To Whom It May Concern,


I am the former accountant for Juno Acquisition Inc. for the periods November 16, 1992 (Inception) through December 31, 1995, there have been no disagreements between management and myself, in regard to any accounting principles, practices, auditing scope, procedure or financial statement disclosure during the course of my audit. In addition, prior to, and during the course of my engagement, nothing came to my attention to question the integrity of management.


                              Sincerely,

                              NACHUM BLUMENFRUCHT

                              Nachum Blumenfrucht CPA